    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our report dated March 29, 2015 relating to the consolidated Financial Statements of Elbit Imaging Ltd. as of December 31, 2014, which report expresses an unqualified opinion, appearing in the Current Report on Form 8-K of Elbit Imaging Ltd., as filed with the Securities and Exchange Commission on March 30, 2015 and to the incorporation by reference of such Current Report in this Post-Effective Amendment No.2 to Form F-1 on Form F-3 filed by Elbit Imaging Ltd.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
May 4, 2015